Exhibit 10.2

AMENDMENT TO EXECUTIVE AGREEMENT

This Amendment to Executive Agreement (the “Amendment”) is made as of June __, 2006 by and among Phase Forward Incorporated, a Delaware corporation (the “Company”) and the executive named below (the “Executive”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in that certain Executive Agreement, dated as of _______, by and among the Company and the Executive (the “Executive Agreement”).

WHEREAS, the Company and the Executive are parties to the Executive Agreement;

WHEREAS, the parties wish to modify the Executive Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

WHEREAS, Section 17 of the Executive Agreement provides that the Executive Agreement may not be modified without a written instrument signed by the party against whom any change is sought;

NOW THEREFORE, pursuant to Section 17 of the Executive Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:

1.               Section 3(j)(i) of the Executive Agreement is deleted and replaced in its entirety with the following:

“(i)  payment of an amount equal to 50% (i.e., six (6) months) of the Executive’s base salary, at the highest annualized rate in effect during the one year period immediately prior to the Termination Date payable in a lump sum payment on the Termination Date (subject to the expiration of any applicable revocation period required by law and the provisions of Section 21); and”

2.               Section 5(a)(iv) of the Executive Agreement is deleted and replaced in its entirety with the following:

“(iv)  Any and all unvested stock, stock options, awards and rights that were granted to Executive under any of the Stock Plans prior to the Termination Date shall immediately become fully vested and exercisable as of the Termination Date or, if Executive’s employment was terminated within the three-month period prior to the Announcement Date, as of the Announcement Date (whichever may apply, the “Vesting Date”). Notwithstanding any contrary provision of any agreement relating to then outstanding stock, stock options, awards and rights granted to Executive under any of the Stock Plans after the Execution Date, all such stock, stock options, awards and rights granted after the Execution Date may be exercised by Executive (or Executive’s heirs, estate, legatees, executors, administrators, and legal representatives) at any time during the period ending on the earlier of (A) the later of (i) three (3) months after the Vesting Date and (ii) if Executive dies within the three-month period after the Vesting Date, the first anniversary of the date of Executive’s death, and (B) the scheduled expiration of such stock, stock option, award or right, as the case may be. Notwithstanding the following, any extension of option exercise period shall be limited to the extent determined by the Company to avoid any options being treated as nonqualified deferred compensation subject to the provisions of Section

409A of the Code. Executive hereby acknowledges and agrees that, as a result of the operation of Section 4 and this subsection 5.a(ii), some or all of the “incentive stock options” (as defined in the Code) granted to Executive under the Stock Plans may no longer qualify as “incentive stock options” for U.S. federal income tax purposes, and Executive hereby consents to any such disqualification.”

3.               Section 5(a)(v) of the Executive Agreement is deleted and replaced in its entirety with the following:

“(v)  Each of the payments set forth in subsections 5.a(i)-(ii) above (the “Cash Severance Benefits”) shall be payable in a lump sum payment on the Vesting Date (subject to the expiration of any applicable revocation period required by law and the provisions of Section 21).”

4.               That the following be inserted as a new Section 21:

“21.         Section 409A. Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code and the regulations promulgated thereunder, and the Company notifies Executive that, based on the advice of counsel, the deferral of the commencement of any Severance Benefits payable under Section 4(a) or Cash Severance Benefits payable under Section 5(a) is necessary in order to comply with Section 409A of the Code, then the Company will defer the commencement of the Severance Benefits or Cash Severance Benefits, as the case may be, (without any reduction) by a period of at least six months after Executive’s termination of employment. Any Severance Benefits or Cash Severance Benefits that would have been paid during such six-month period but for the provisions of the preceding sentence shall be paid in a lump sum to Executive within the first five (5) days of the seventh month following Executive’s termination of employment. The provisions of this Section 21 shall apply only to the extent required to avoid Executive’s incurrence of any accelerated or additional tax under Section 409A of the Code.”

5.     Except as set forth in this Agreement, the Executive Agreement remains in full force and effect.

6.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.     The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and enforce the rights and obligations pursuant hereto.

[Signature Page to Follow]

Executed as of the date first set forth above.

COMPANY:

PHASE FORWARD INCORPORATED

By:
Name: Title:

EXECUTIVE:

By:
Name: Address:

Signature Page to Amendment